                                                                      EXHIBIT 12


                                  ASHLAND INC.
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                   AND EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS
                                 (In millions)

                                                      Years Ended September 30
                                                     ---------------------------
                                                         1994           1995           1996           1997           1998
                                                     -------------  -------------  -------------  -------------  -------------
EARNINGS
--------

Income from continuing operations..................      $ 163          $  14          $ 136          $ 192          $ 203
Income taxes.......................................         82             (1)            72            127            114
Interest expense...................................        119            153            154            148            133
Interest portion of rental expense.................         34             35             44             48             40
Amortization of deferred debt expense..............          1              1              1              1              1
Undistributed earnings of unconsolidated affiliates        (14)            (8)           (21)           (19)           (77)
Amounts related to significant affiliates*
 Earnings..........................................         27             49             57             47             59
 Dividends.........................................          -             (9)            (5)           (12)           (10)
                                                         -----          -----          -----          -----          -----
                                                         $ 412          $ 234          $ 438          $ 532          $ 463
                                                         =====          =====          =====          =====          =====

FIXED CHARGES
-------------
Interest expense...................................      $ 119          $ 153          $ 154          $ 148          $ 133
Interest portion of rental expense.................         34             35             44             48             40
Amortization of deferred debt expense..............          1              1              1              1              1
Capitalized interest...............................          -              -              -              1              -
Fixed charges of significant affiliates*...........         18             32             29             25             29
                                                         -----          -----          -----          -----          -----
                                                         $ 172          $ 221          $ 228          $ 223          $ 203
                                                         =====          =====          =====          =====          =====
COMBINED FIXED CHARGES AND
PREFERRED STOCK DIVIDENDS
-------------------------

Preferred dividend requirements....................      $  19          $  19          $  19          $   9          $   -
Ratio of pretax to net income**....................       1.51            .90           1.53           1.66              -
                                                         -----          -----          -----          -----          -----
Preferred dividends on a pretax basis..............         28             17             29             16              -
Fixed charges......................................        172            221            228            223            203
                                                         -----          -----          -----          -----          -----
                                                         $ 200          $ 238          $ 257          $ 239          $ 203
                                                         =====          =====          =====          =====          =====

RATIO OF EARNINGS TO FIXED CHARGES.................       2.40           1.06           1.92           2.39           2.28

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
 PREFERRED STOCK DIVIDENDS.........................       2.06            ***           1.70           2.23           2.28
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*    Significant affiliates are companies accounted for on the equity method that are 50% or greater owned or whose indebtedness has been directly guaranteed by Ashland or its consolidated subsidiaries.

** Computed as income from continuing operations before income taxes divided by income from continuing operations, which adjusts dividends on preferred stock to a pretax basis.

*** Combined fixed charges and preferred stock dividends exceeded earnings (as defined) by $4 million.